Exhibit 99.1

FOR IMMEDIATE RELEASE

TEAMSTERS VOTE DOWN PROPOSED

CHANGES TO ABF’S LABOR CONTRACT

(Fort Smith, Arkansas, May 24, 2010) — Arkansas Best Corporation (Nasdaq: ABFS) announced today that its subsidiary ABF Freight System, Inc. did not obtain the necessary votes from its International Brotherhood of Teamsters (“IBT”) employees to implement modifications to the IBT’s current National Master Freight Agreement (“NMFA”) labor contract with ABF.

The proposed modifications included a 15 percent reduction in all wages paid under the NMFA; an Earnings Plus Plan for all employees that would have paid quarterly payments when ABF’s operating ratio reached certain, profitable levels and equal reduction of nonunion compensation.

“The current economic decline has been unprecedented in its depth and duration.  Our company, including our nonunion employees, has made significant financial sacrifices during this period.  It is unfortunate that our union employees have chosen not to participate in better aligning ABF’s cost structure with those of its LTL competitors,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.  “Going forward, we will evaluate our various options in dealing with our cost structure and the other issues we face during this challenging freight environment.”

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923.  ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America.  More information is available at arkbest.com and abf.com.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995:  Statements contained in this press release that are not based on historical facts are “forward-looking statements.”  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements.  Such statements are by their nature subject to uncertainties and risk including, but not limited to, recessionary economic conditions; competitive initiatives, pricing pressures and effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, the impact of any limitations on our customers’ access to adequate financial resources; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best Corporation’s subsidiaries; future costs of operating expenses such as fuel and related taxes; self-insurance claims and insurance premium costs; relationships with employees, including unions; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; governmental regulations and policies; future climate change legislation; costs of continuing investments in technology; the timing and amount of capital expenditures; the cost, integration and performance of any future acquisitions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best Corporation’s Securities and Exchange Commission (“SEC”) public filings.

Contact: Mr. David Humphrey, Vice President, Investor Relations and Corporate Communications Telephone: (479) 785-6200

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